CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Fortress America Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated March 14, 2005, on the financial statements of Fortress America Acquisition Corporation as of March 9, 2005 and December 31, 2004 and for the periods from December 20, 2004 (inception) to March 9, 2005, January 1, 2005 to March 9, 2005 and December 20, 2004 (inception) to December 31, 2004, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 22, 2005